Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
DISCOVERY LABORATORIES, INC.

Pursuant to Section 242 of the
General Corporation Law of the
State of Delaware

Discovery Laboratories, Inc., a corporation organized and existing under the laws of the State of Delaware (“the Corporation”), DOES HEREBY CERTIFY, that the Restated Certificate of Incorporation, as amended, of the Corporation filed with the Secretary of State of the State of Delaware is hereby further amended as follows:

1. The name of the Corporation is Discovery Laboratories, Inc.

2. The fourth paragraph of the Restated Certificate of Incorporation of the Corporation as heretofore amended, is amended in its entirety to read as follows:

“Fourth: Authorization.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 185,000,000 consisting of 180,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

The Board of Directors may divide the Preferred Stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Board of Directors (within the limits and restrictions of any resolutions adopted by it originally fixing the number of any shares of any series of Preferred Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance.”

3. The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Discovery Laboratories, Inc. has caused this Certificate of Amendment to be signed this 8th day of July, 2005.

DISCOVERY LABORATORIES, INC. By: /s/ Robert J. Capetola Name: Robert J. Capetola, Ph.D. Title: President and Chief Executive Officer